Exhibit 99.1

NEWS RELEASE

For Immediate Release

CONTACTS:

Investors:	Bernie Hertel, Inovio Pharmaceuticals 858-410-3101 bhertel@inovio.com
Media:	Jeff Richardson, Richardson & Associates 805-491-8313 jeff@richardsonglobalpr.com

Inovio Pharmaceuticals and VGX International to Advance

Therapeutic Hepatitis C and Hepatitis B Synthetic Vaccines into

Clinical Studies

Data published in Molecular Therapy indicates strong vaccine-generated T cell immune responses in monkeys to consensus multi-antigen HCV vaccine

BLUE BELL, PA – October 10, 2011 – Inovio Pharmaceuticals, Inc. (NYSE Amex: INO), a leader in the development of synthetic vaccines against cancers and infectious diseases, announced today that it has entered into a product development collaboration agreement with its affiliate, VGX International Inc. (KSE:011000), to co-develop Inovio’s SynCon® therapeutic vaccines for hepatitis B and C infections.

Under the terms of the agreement, VGX International will receive marketing rights for these vaccines in Asia, excluding Japan, and in return will fully fund IND-enabling and initial phase I and II clinical studies. Inovio will receive payments based on the achievement of clinical milestones and royalties based on sales in the licensed territories and retains all commercial rights in all other territories.

The first product to enter clinical testing will be a synthetic multi-antigen hepatitis C virus (HCV) vaccine covering genotypes 1a and 1b and targeting the antigens NS3/4A, which includes HCV nonstructural proteins 3 (NS3) and 4A (NS4A), as well as NS4B and NS5A proteins. The vaccine will be delivered with Inovio’s CELLECTRA® delivery device. IND-enabling toxicology tests will be conducted in 1H 2012, with the intent being to initiate a phase I clinical study in late 2012. The target population for the vaccine clinical trials will be HCV infected individuals.

Supporting this product development advancement are positive preclinical results from Inovio’s novel SynCon® vaccine targeting NS3/4A, which were published in the journal Molecular Therapy in the paper, “Hepatitis C Virus NS3/NS4A DNA Vaccine Induces Multi-epitope T Cell Responses in Rhesus Macaques Mimicking Human Immune Responses.” Following immunization, rhesus macaques mounted strong HCV-specific T cell immune responses strikingly similar to those reported in patients who have cleared the virus on their own. The responses included strong NS3-specific interferon-y (IFN-y) induction, robust CD4 and CD8 T cell proliferation, and induction of polyfunctional T cells. The study was funded in part by a $2.8 million PA CURE grant received by Inovio and its collaborators in 2010 to develop this multi-antigen synthetic HCV vaccine.

“Hepatitis B and C are a major global health problem, with about 470 million people infected worldwide. As a development leader of synthetic vaccines, we are pleased to collaborate with our affiliate VGX

International to advance our global, multi-antigen HCV vaccine into the clinic. This latest development is an integral part of Inovio’s multi-pronged approach to develop our therapeutic hepatitis vaccine pipeline,” stated Dr. J. Joseph Kim, President and CEO.

Inovio has an ongoing open label Phase II clinical study with ChronTech Pharma AB to test the effect of a DNA vaccine (ChronVac-C®) encoding for NS3/4A protein (genotype 1a) administered by Inovio’s MedPulser® electroporation delivery device followed by the standard of care (SOC) drug treatment using interferon and ribavirin. In an earlier phase I study, 5 of 6 participants (83%) who received the vaccine along with SOC cleared the virus. SOC drug treatment alone in patients infected with HCV genotype 1 results in clearance of the virus in 40-50% of patients. Interim results from this phase II study are expected in 2012.

Inovio previously announced a research collaboration with ChronTech Pharma AB and Transgene S.A. to test the immunogenicity of a DNA/electroporation prime – MVA boost approach against HCV by combining two promising, previously studied clinical candidates. A Phase I clinical study is anticipated to start in Q4 2011.

Under the same agreement, Inovio and VGX International will also co-develop Inovio’s SynCon® therapeutic vaccine for hepatitis B virus.

About Hepatitis B and Hepatitis C Virus Infections

HBV and HCV infections pose a major global public-health problem and are major causes of chronic liver disease. Three to five times more people are living with chronic viral hepatitis infections than with HIV infection. In the next 10 years, about 150,000 people in the United States are expected to die from liver cancer and end-stage liver disease associated with chronic hepatitis B virus (HBV) and hepatitis C virus (HCV). It is estimated that as many as 5.3 million people – or about 2% of the US population – are living with chronic HBV or HCV infections. Of those, 800,000 to 1.4 million have HBV and 2.7 - 3.9 million have HCV. Worldwide there are about 300 million people infected with chronic HBV and 170 million people with chronic HCV.

The direct medical costs associated with HBV and HCV infections in the U.S. are estimated to reach nearly $8 billion annually. Almost half the liver transplantations in the United States are necessitated by end-stage liver disease associated with HBV or HCV infection. Because of the aging of people now infected (including some people with asymptomatic infections who will become symptomatic), HBV- and HCV-related illnesses, deaths, and costs are all expected to rise substantially during the next two decades.

About Inovio Pharmaceuticals, Inc.

Inovio is developing its revolutionary synthetic consensus immunogen technologies to extend the profound medical benefits of the 20th century’s immune-system-stimulating vaccines by preventing and treating today’s cancers and challenging infectious diseases. Its SynCon® vaccines are designed to provide universal cross-strain protection against known as well as newly emergent unmatched strains of pathogens such as influenza. These synthetic vaccines, in combination with Inovio’s proprietary electroporation delivery method, have been shown in humans to be safe and generate best-in-class immune responses. Inovio’s clinical programs include Phase II studies for cervical dysplasia/cancer, leukemia and hepatitis C virus and Phase I studies for influenza and HIV. Partners and collaborators include the University of Pennsylvania, Merck, ChronTech, National Cancer Institute, U.S. Military HIV Research Program, NIH, HIV Vaccines Trial Network, University of Southampton, US Dept. of Homeland Security and PATH Malaria Vaccine Initiative. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines and our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, our Form 10-Q for the quarter ended June 30, 2011, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.